Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:
BARRY A. ROTHMAN
ONSTREAM MEDIA CORPORATION
954-917-6655
BROTHMAN@VDAT.COM

         ONSTREAM MEDIA CORPORATION REPORTS FISCAL 2004 YEAR END RESULTS

Pompano Beach, FL - January 13, 2005 - Onstream Media Corporation (Nasdaq:
ONSM), a business services provider of video and rich media communication, webcasting and digital asset management services formerly known as Visual Data Corporation, today announced its financial results for the fiscal year ended September 30, 2004.

FISCAL YEAR FINANCIAL RESULTS HIGHLIGHTS:

o REVENUE: Revenue increased 11% to approximately $7.58 million for the fiscal year ended September 30, 2004, from approximately $6.82 million for the fiscal year ended September 30, 2003.

o NET LOSS: Net loss was approximately $3,973,000, or $.92 per share, for the fiscal year ended September 30, 2004, compared to approximately $4,308,000, or $1.84 per share for the fiscal year ended September 30, 2003.

o GROSS MARGIN: Gross margin increased to approximately 63% of revenue for the fiscal year ended September 30, 2004, from approximately 61% during the prior fiscal year.

FISCAL YEAR ENDED SEPTEMBER 30, 2004 FINANCIAL RESULTS SUMMARY

For the fiscal year ended September 30, 2004, revenue increased 11% to $7,578,888 from $6,815,119 for the fiscal year ended September 30, 2003. The Company incurred a net loss of $3,972,666, or $.92 per share, for the fiscal year ended September 30, 2004, compared to a net loss of $4,307,579, or $1.84 per share during the fiscal year ended September 30, 2003.

"The contribution of $1.2 million to total revenues from our digital asset management services business, which was first deployed midway into the second quarter of fiscal 2004, resulted in our being able to report revenue growth of 11%," said Randy Selman, president and Chief Executive Officer of Onstream Media. "In fact, during the fourth quarter of fiscal 2004, revenues from digital asset management services increased 22% to approximately $508,000, from approximately $417,000 during the preceding third quarter of fiscal 2004, which was our first full quarter of operations in this business segment."

"The increase in fiscal 2004 revenues from our new digital asset management services was partially offset by a 4% decrease in revenues from our webcasting business, which resulted from a decrease in total events of approximately 18% from the prior year. The majority of this decrease occurred in the lower-priced, audio-only segment. However, as a result of our focus on building sales in the higher per-event priced product segment that capitalizes on our proprietary feature set, including slides, chat, polling and streaming video solutions, average revenue per webcast event increased to approximately $525 during fiscal 2004 from approximately $450 during the prior fiscal year. The success of our strategy allowed us to overcome the shortfall in webcast events during the fourth quarter of fiscal 2004, with webcasting revenues increasing slightly to approximately $689,000 from approximately $678,000 during the fourth quarter of fiscal 2003."

"The net effect of our new digital asset management business, coupled with the improvement in average per event revenue in our webcasting business, is expected to allow us to report a noticeable increase in revenue for the recently concluded first quarter of fiscal 2005 as compared to the same period in fiscal 2004," Mr. Selman concluded.

(MORE)


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ONSTREAM MEDIA CORPORATION REPORTS FISCAL YEAR END RESULTS
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ABOUT ONSTREAM MEDIA CORPORATION

Onstream Media is a business services provider that specializes in video and rich media communication, webcasting and digital asset management services. Utilizing processing and distribution software, Onstream Media provides encoding, editing, indexing and querying services. Onstream Media's objectives in this service segment of its business continues to be the building of a fully robust, comprehensive Digital Asset Management (DAM) feature set that virtually any company, government agency or other enterprise having a need to manage rich media content will be able to utilize in an affordable and highly secure environment. For more information, visit the Onstream website at www.onstreammedia.com.

This press release contains forward-looking statements, some of which may relate to Onstream Media Corporation (formerly known as Visual Data Corporation), and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

(FINANCIAL TABLES FOLLOW)


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ONSTREAM MEDIA CORPORATION REPORTS FISCAL YEAR END RESULTS
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COMPARATIVE OPERATING HIGHLIGHTS

                                        For the Fiscal Year Ended September 30,
                                        ---------------------------------------
                                           2004                        2003
                                        -----------                ------------
Revenue                                 $ 7,578,888                $  6,815,119

Net Loss                                $(3,972,666)               $ (4,307,579)

Net Loss per common share               $      (.92)               $      (1.84)
Weighted average shares outstanding       4,337,370                   2,344,938


                                       For the Three Months Ended September 30,
                                       ----------------------------------------
                                                       (unaudited)
                                           2004                        2003
                                       -----------                 ------------
Revenue                                $ 1,974,925                 $  1,401,574

Net Loss                               $(1,344,933)                $ (1,187,448)

Net Loss per common share              $      (.29)                $       (.45)
Weighted average shares outstanding      4,656,378                    2,632,450


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